                                                                     EXHIBIT 2.6

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                  LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT



                                 by and between



                           JACOR COMMUNICATIONS, INC.



                                      and



                                 BANQUE PARIBAS



                           Dated as of March 13, 1996



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

                               TABLE OF CONTENTS
                               -----------------

Section        Title                                              Page
-------        -----                                              -----

Section 1.     DEFINITIONS......................................     1
               1.1  Defined Terms...............................     1
               1.2  Use of Defined Terms in
                     Other Documents............................     5

Section 2.     TERMS OF THE LETTER OF CREDIT....................     5
               2.1  Issuance of Letter of Credit;
                     Termination of Letter of Credit............     5
               2.2  Repayment of Drawings.......................     5
               2.3  Fees........................................     7
               2.4  Liability of Bank...........................     7
               2.5  Liability of the Company....................     8
               2.6  Change In Circumstances.....................     9
               2.7  Taxes.......................................    11
               2.8  Availability of Rate Options................    13
               2.9  Funding Indemnification.....................    14
               2.10 Manner and Place of Payments;
                     Interest Calculation;
                     Overdue Amounts............................    14
               2.11 L/C Providers...............................    15

Section 3.     REPRESENTATIONS AND WARRANTIES OF THE
               COMPANY..........................................    15

Section 4.     CONDITIONS PRECEDENT TO ISSUANCE OF
               THE LETTER OF CREDIT.............................    17
               4.1  Date of Issuance............................    17

Section 5.     COVENANTS OF THE COMPANY.........................    18
               5.1  Affirmative Covenants.......................    19

Section 6.     EVENTS OF DEFAULT................................    20

Section 7.     MISCELLANEOUS....................................    21
               7.1  Amendments, Etc.............................    21
               7.2  Addresses for Notices.......................    21
               7.3  No Waiver; Remedies.........................    22
               7.4  Indemnification.............................    22
               7.5  Successors and Assigns......................    24
               7.6  Fees and Expenses...........................    24
               7.7  Severability................................    25
               7.8  Right of Set-Off............................    25

Section        Title                                              Page
-------        -----                                              -----
               7.9  Governing Law...............................    25
               7.10  Headings...................................    25
               7.11  Counterparts...............................    25
               7.12  Termination................................    25

          This LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT (this "Agreement"), dated as of March 13, 1996, is by and between JACOR COMMUNICATIONS, INC. (the "Company"), a corporation organized under the laws of the State of Ohio, and BANQUE PARIBAS, a banking corporation organized under the laws of France (the "Bank").

                             PRELIMINARY STATEMENT
                             ---------------------

          The Company and Citicasters Inc. ("Citicasters"), a corporation organized under the laws of Florida, have entered into an Agreement and Plan of Merger, dated February 12, 1996, pursuant to which JCAC, Inc., a wholly-owned subsidiary of the Company will be merged with and into Citicasters (the "Merger Agreement"). In connection with and as required by the Merger Agreement, the Company has requested that the Bank issue an irrevocable letter of credit in substantially the form of Exhibit A hereto (together with any amendments or supplements thereto, the "Letter of Credit") in order to provide funds as contemplated thereunder. The Bank is prepared to issue the Letter of Credit pursuant to and upon the terms and conditions stated in this Agreement.

          All obligations of the Company to reimburse the Bank for payments made by the Bank under the Letter of Credit and to pay all other amounts payable to the Bank arising under or pursuant to this Agreement (all such obligations being hereinafter collectively referred to as the "Reimbursement Obligations") are created under and will be evidenced by this Agreement and will be secured by a pledge and assignment of the Collateral to the extent provided in the Credit Agreement and the Collateral Documents, all as hereinafter defined.

          Section 1.   DEFINITIONS

          1.1 Defined Terms. Capitalized terms used herein and not otherwise defined are used as defined in the Credit Agreement as in effect on the date hereof. As used herein the following terms shall have the following meanings, unless the context otherwise requires and such meanings shall be equally applicable to both singular and plural forms of the terms herein defined.

          "Agreement" shall mean this Letter of Credit and Reimbursement Agreement, as the same may from time to time be amended, supplemented or otherwise modified in accordance with its terms.

          "Applicable Eurodollar Rate Margin" shall mean, for the period from the date of the Letter of Credit Advance is made to the date which is three months thereafter 4.0% per annum, plus for every three months thereafter the margin shall increase by .25% per annum (i.e. at three months the applicable margin shall increase to 4.25% per annum, at six months 4.50% per annum, etc.) until the Letter of Credit Advance is paid in full.

          "Applicable Floating Rate Margin" shall mean (regardless of when the Letter of Credit Advance bears interest at the Base Rate), for the period from the date the Letter of Credit Advance is made to the date which is three months thereafter 2.75% per annum, plus for every three months thereafter the margin shall increase by .25% per annum (i.e. at three months the applicable margin shall increase to 3.0% per annum, at six months 3.25% per annum, etc.) until the Letter of Credit Advance is paid in full.

          "Available Commitment" shall mean $75,000,000.

          "Bank Rate" shall mean a fluctuating rate of interest per annum equal to the Eurodollar Rate plus the Applicable Eurodollar Rate Margin.

          "Base Rate" shall have the meaning as set forth in the Credit
Agreement.

          "Business Day" shall mean a day other than (a) Saturday, (b) Sunday,
(c) a day on which banks located in New York City or Chicago are required or authorized by law to remain closed, or (d) a day on which The New York Stock Exchange is closed.

          "Collateral" shall have the meaning as set forth in the Credit Agreement.

          "Collateral Documents" shall have the meaning as set forth in the Credit Agreement.

          "Credit Agreement" shall mean the Credit Agreement among the Company, the Bank, the First National Bank of Boston, Bank of America Illinois and the Banks (as defined therein), dated February 20, 1996. References herein to the Credit Agreement shall mean such agreements in force as of the Date of Issuance and such references shall continue in effect notwithstanding the termination of such agreement.

          "Date of Issuance" shall mean the date on which the Letter of Credit is issued.

          "Default" shall mean any Event of Default and any event, condition or occurrence which with the passage of time or the giving of notice, or both, or with the satisfaction of any other condition, would become an Event of Default.

          "Demand for Payment" shall mean the single demand for payment under the Letter of Credit accompanied by a certificate in the form of Annex A to the Letter of Credit.

          "Documents" shall mean this Agreement, the Letter of Credit, the Escrow Agreement, the Credit Agreement, the Collateral Documents and all agreements, instruments, financing statements and certificates delivered in connection therewith or contemplated thereby. References herein to the Documents shall mean such agreements in force as of the Date of Issuance and such references shall continue in effect, notwithstanding the termination of any such agreement.

          "Escrow Agent" shall mean the bank designated pursuant to the Escrow Agreement to serve as escrow agent, and any successors designated pursuant to the Escrow Agreement and approved by the Bank. The initial Escrow Agent shall be PNC Bank, Ohio, N.A.

          "Escrow Agreement" shall mean the Escrow Agreement by and among the Company, Citicasters, and the Escrow Agent with respect to the Escrow Agent's responsibilities as escrow agent with respect to the Letter of Credit, dated as of March 13, 1996.

          "Eurodollar Base Rate" shall mean the rate determined by the Bank to be the rate at which deposits in United States dollars are offered by the Bank to first-class banks in the interbank Eurodollar market at approximately 11:00 a.m. two Business Days prior to the first day of the relevant Interest Period.

          "Eurodollar Rate" shall mean, with respect to a Letter of Credit Advance for the relevant Interest Period, the quotient obtained by taking (a) the Eurodollar Base Rate applicable to that Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to that Interest Period.

          "Event of Default" shall mean any event specified in Section 6 of this Agreement, provided that any requirement for notice, lapse of time, or both, or any other condition to such an event becoming an "Event of Default" thereunder has been satisfied.

          "Expiration Date" shall have the meaning as set forth in the Letter of Credit.

          "Interest Period" shall have the meaning as set forth in Section
2.2(b).

          "Letter of Credit" shall mean the irrevocable letter of credit to be issued by the Bank pursuant hereto for the account of the Company, which shall be in substantially the form of Exhibit A to this Agreement.

          "Letter of Credit Advance" shall mean the amount advanced by the Bank under the Letter of Credit.

          "Letter of Credit Amount" shall have the meaning as set forth in the Letter of Credit as the amount available to be drawn thereunder.

          "Letter of Credit Fees" shall mean the fees payable under subsection 2.3(a) hereof.

          "Maturity Date" shall mean December 31, 1997.

          "Participant" shall mean the Bank or any entity to which any Participant has granted a participation in the Letter of Credit, provided, however, any such participant shall take such participation subject to the terms of this Agreement.

          "Person" shall mean any individual, partnership, firm, corporation, association, joint venture, trust or other entity, or any government (or political subdivision or agency, department or instrumentality thereof).

          "Reimbursement Obligations" shall mean all amounts payable to the Bank or any Participant hereunder.

          "Reserve Requirement" shall mean, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on eurocurrency liabilities.

          "Stated Termination Date" shall mean June 3, 1997.

          "Taxes" shall have the meaning as set forth in the Credit Agreement.

          1.2 Use of Defined Terms in Other Documents. Terms which are defined in this Agreement or in the Credit Agreement shall have such defined meanings when used in any document, certificate, report or agreement furnished from time to time in connection with this Agreement unless the context otherwise requires. Unless otherwise specified, all times herein shall mean Chicago, Illinois time.

          Section 2.  TERMS OF THE LETTER OF CREDIT

          2.1 Issuance of Letter of Credit; Termination of Letter of Credit. The Bank agrees, on the terms and subject to the conditions hereinafter set forth, to issue for the account of the Company and for the benefit of the Escrow Agent the Letter of Credit (substantially in the form of Exhibit A hereto), dated the Date of Issuance and completed in accordance with such form and the terms of this subsection 2.1. The Letter of Credit Amount under the Letter of Credit on the Date of Issuance shall be $75,000,000. The Letter of Credit shall terminate on the Expiration Date.

          2.2 Repayment of Drawings. (a) The Company agrees to reimburse the Bank, at the times, in the manner and otherwise in accordance with the terms of this Agreement, for all amounts drawn under the Letter of Credit in connection with the Demand for Payment and to pay all other Reimbursement Obligations together with interest thereon, pursuant to the terms hereof.

          The Company agrees to pay, or cause to be paid, to the Bank on the Maturity Date, an amount equal to the amount disbursed by the Bank pursuant to the Letter of Credit, plus interest which shall accrue and be payable for each Interest Period, on the amount so disbursed by the Bank at the Bank Rate from and including the date of such disbursement to but not including the date the Bank is reimbursed in full subject to the provisions of Section 2.8 in which case such amounts will bear interest at the Base Rate plus the Applicable Floating Rate Margin. Interest shall be payable hereunder on the last day of each Interest Period and, in the case of an Interest Period of six months, on the date occurring three months from the first day of such Interest Period and on the Maturity Date.

          (b) The Company shall, in respect of the making of a Letter of Credit Advance, select the interest period (the "Interest Period") applicable to such Letter of Credit Advance, which Interest Period shall, at the option of the Company, be either a one-month, two-month, three-month or six-month period, provided that:

               (i) the initial Interest Period for any Letter of Credit Advance shall commence on the date of the making of such Letter of Credit Advance and each Interest Period occurring thereafter in respect of such Letter of Credit Advance shall commence on the date on which the next preceding Interest Period expires;

               (ii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided, however, that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

               (iii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; and

               (iv) no Interest Period in respect of the Letter of Credit Advance shall extend beyond the Maturity Date.

          (c) The Company shall give the Bank, not later than the third Business Day prior to the end of each Interest Period, written notice of its designation of the next succeeding Interest Period. In the event the Bank fails to receive such notice, the next succeeding Interest Period shall be for one month.

          2.3  Fees.

          (a) Reference is hereby made to that certain letter dated March 13, 1996 (the "Fee Letter"), from the Bank to the Company (as amended or supplemented from time to time) regarding the agreement as to certain fees payable by the Company to the Bank (the "Letter of Credit Fees"), the provisions of which letter are incorporated herein by reference. Any reference herein or in any other document to fees and/or other amounts or obligations payable under this Agreement shall include without limitation all fees and other amounts payable pursuant to the aforementioned letter concerning Letter of Credit Fees and any reference to this Agreement shall be deemed to include reference to said letter.

          2.4 Liability of Bank. Neither the Bank nor any of their officers or directors shall be liable or responsible for (a) the use which may be made of the Letter of Credit or for any acts, omissions, errors, interruptions, delays in transmission, dispatch or delivery of any message or advice, however transmitted, of the Bank in connection with the Letter of Credit; (b) any action, inaction or omission which may be taken by the Bank in connection with the Letter of Credit; (c) the validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) payment by the Bank against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (e) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except only that the Company shall have a claim against the Bank for acts or events described in the immediately preceding clauses (a) through (d), and the Bank shall be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by it which the Company proves were caused by (i) the Bank's willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit comply with the terms of the Letter of Credit or (ii) the Bank's willful failure or gross negligence in failing to pay under the Letter of Credit after the presentation to it by the Escrow Agent of a certificate strictly complying with the terms and conditions of the Letter of Credit. The Company further agrees that any action taken or omitted by the Bank under or in connection with the Letter of Credit or the related draft or documents, if done without gross negligence, shall be effective against the Company as to the rights, duties and obligations of the Bank and shall not place the Bank under any liability to the Company. In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that if the Bank shall receive written notification from the Company and the Escrow Agent that sufficiently conforming (in the opinion of the Bank) documents presented to the Bank are not to be honored, the Bank agrees that they will not honor such documents; provided, further, however, that the Company hereby acknowledges that such dishonor by the Bank shall constitute a circumstance that the Bank may seek indemnification for under Section 7.4. The foregoing is not intended to limit the liability of the Bank under the Letter of Credit.

          2.5 Liability of the Company. The Company and the Bank agree that the obligation of the Company to pay the Reimbursement Obligations are contractual obligations of the Company and shall be fulfilled strictly in accordance with this Agreement and the Credit Agreement, and shall not be affected by, and the Bank shall not be responsible for, among other things, (i) the validity, genuineness or enforceability of the Credit Agreement, the collateral security created thereunder, any other documents, notices or endorsements relating thereto (even if such documents, notices or endorsements relating thereto should in fact prove to be in any and all respects invalid, fraudulent or forged), (ii) any dispute between or among the Company or the Escrow Agent, or any claims whatsoever of the Company against the Escrow Agent, or (iii) any other circumstances or happenings whatsoever, whether or not similar to any of the foregoing.

          2.6  Change In Circumstances.

          (a) If any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any regulatory interpretation thereof, or compliance of the Bank or any Participant with such (which has been adopted or changed after the date hereof),

               (i) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank or any Participant (other than reserves and assessments taken into account in determining the interest rate applicable to any loan) or in maintaining the Letter of Credit, or

               (ii) imposes any other condition the result of which is to increase the cost to the Bank or any Participant of making, funding or maintaining any loan or the Letter of Credit or reduces any amount receivable by the Bank in connection with any such loan, or requires the Bank or any Participant to make any payment calculated by reference to the amount of any loan made or interest received by it, by an amount deemed material by the Bank or any Participant, or

               (iii) affects the amount of capital required or expected to be maintained by the Bank or any Participant and the Bank or any Participant determines the amount of capital required is increased by or based upon the existence of this Agreement or the Letter of Credit, and the result of any of the foregoing is to increase the cost to the Bank or any Participant of agreeing to issue, issuing, making any payment under or maintaining this Agreement and the Letter of Credit, or to reduce the amount of any payment (whether of principal, interest or otherwise) receivable by the Bank or any Participant or to require the Bank or any Participant to make any payment on or calculated by reference to the gross amount of any sum received by it, in each case by an amount which the Bank or such Participant in its reasonable judgment deems material, then:

          (1) the Bank or such Participant shall, upon making a determination to impose increased costs as a result of the occurrence of any of the foregoing, notify the Bank in writing who shall thereupon notify the Company of such determination in writing;

          (2) after giving notice of such determination, the Bank or such Participant shall also as promptly as practicable deliver to the Bank (who shall thereupon deliver such certificate to the Company) a certificate stating the change which has occurred or the reserve requirements or other costs or conditions which have been imposed on the Bank or such Participant or the request, direction or requirement with which it has complied together with the date thereof, the amount of such increased cost, reduction or payment and the way in which such amount has been calculated, including a reasonably detailed calculation and the Bank or such Participants' determination of such amounts, absent fraud or manifest error, shall be conclusive; and

          (3) the Company shall pay to the Bank for the account of the Bank or Participant, from time to time as specified by the Bank or such Participant but not earlier than 30 days after notice and demand to the Company, such an amount or amounts as will compensate the Bank or such Participant for such additional cost, reduc-tion or payment, together with interest on such amount from, but including, the day specified by such Bank or such Participant for payment at the Bank Rate.

          (b) The protections of this Section shall be available to the Bank and the Participants regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which has been imposed; provided, however, that if it shall be later determined that any amount so paid by the Company pursuant to this Section is in excess of the amount payable under the provisions hereof, the Bank or such Participant, as the case may be, shall refund such excess amount to the Company as soon as practicable; provided further, however, if such excess amount is not refunded as of the thirtieth day following actual notice by the Bank or a Participant of such excess amount then due, such amount owing to the Company shall earn interest at the Bank Rate until paid in full.

          (c) Notwithstanding anything in this Section to the contrary, if such costs are to be incurred on a continuing basis and the Bank or a Participant shall notify the Company in writing as to the amount thereof, such costs shall be paid by the Company monthly in arrears.

          2.7  Taxes.

          (a) Except as required by law, all payments made by the Company under this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions, or withholdings, imposed, levied, collected, withheld or assessed by any Governmental Authority after the Date of Issuance as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of such Governmental Authority, but excluding net income, franchise and branch profits taxes, imposed on the Bank or a Participant by (i) the United States of America or any taxing authority thereof or therein or (ii) the jurisdiction under the laws of which the Bank or any Participant is organized or in which it has its principal office or is managed and controlled or any political subdivision or taxing authority thereof or therein. If any Taxes are required to be withheld from any amounts payable to the

Bank or any Participant the amounts so payable to the Bank or any such Participant shall be increased to the extent necessary to yield to the Bank or any such Participant (after payment of all Taxes, including Taxes attributable to such increase, and free and clear of all liability, including, without limitation, interest and penalties, in respect of such Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Taxes are payable by the Company, as promptly as possible thereafter, the Company shall pay such Taxes. If the Company fails to pay Taxes when due to the appropriate taxing authority the Company shall indemnify the Bank or any Participant for any incremental Taxes, interest or penalties that may become payable by the Bank or any such Participant as a result of any such failure together with any expenses payable by the Bank or any such Participant in connection therewith. If the Company is required to make any additional payment to the Bank or any Participant pursuant to this Section 2.7, and the Bank or any such Participant receives, or is entitled to receive, a credit against or relief or remission for, or repayment of, any tax paid or payable by it in respect of, or calculated with reference to the Taxes giving rise to such payment, the Bank or any such Participant shall, within a reasonable time of the earlier of the date that it receives or is entitled to receive such credit, relief, remission or repayment, use its reasonable efforts to reimburse the Company the amount of any such credit, relief, remission or repayment to the extent not inconsistent with the Banks' or any such Participants' internal policies.

          (b) Prior to or at the Date of Issuance, (i) the Bank and each Participant shall deliver to the Company two duly completed copies of the United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that the Bank and each Participant are entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) the Bank and each Participant will deliver to the Company an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax. The Bank and each Participant further undertake, if requested by the Company, to deliver to the

Company two further copies of said statement or Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such statement or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent statement or form previously delivered by it to the Company, and such extension or renewals thereof as may reasonably be requested by the Company, certifying in the case of a Form 1001 or 4224 that the Bank and each Participant are entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent the Bank or any Participant from duly completing and delivering any such statement or form with respect to it and the Bank and each Participant advise the Company that it is not capable of receiving payments without any deduction or withholding of United States federal income tax and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax. The Company shall not be required to pay any increased amount on account of Taxes pursuant to this Section 2.7 to the Bank or any Participant that fails to furnish any form or statement that it was required to furnish in accordance with this Section 2.7, and, to the extent required by law, the Company shall be entitled to deduct Taxes from the payments owed to the Bank or any of the Participants.

          2.8 Availability of Rate Options. If the Bank or any Participant determines that maintenance of its Letter of Credit Advance at a suitable Lending Office would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or determines that (i) deposits of a type and maturity appropriate to match fund any Letter of Credit Advance are not available or (ii) the Eurodollar Rate portion of the Bank Rate does not accurately reflect the cost of making or maintaining any Letter of Credit Advance, then (unless such unavailability or inaccuracy results solely from a deterioration in the creditworthiness of the Bank or such Participant subsequent to the date hereof) the Bank or any such Participant shall suspend the availability of Bank Rate from the Bank or any such Participant and require the interest rate applicable to any Letter of Credit Advance by the Bank or any such Participant then outstanding to be changed to the Base Rate plus the Applicable Floating Rate Margin.

          2.9 Funding Indemnification. If any payment in respect of any Letter of Credit Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of prepayment or otherwise, the Company will indemnify the Bank and any Participant for any loss or cost incurred by it resulting therefrom upon request by the Bank or any such Participant accompanied by a certificate complying with Section 2.6(a)(iii)(2).

          2.10 Manner and Place of Payments; Interest Calculation; Overdue Amounts.

          (a) All payments by the Company under this Agreement shall be made to the Bank in lawful money of the United States and in immediately available funds to Bankers Trust, New York ABA No. 02100-1033, Credit to Banque Paribas, New York, Account No. 04202195, with further credit to Banque Paribas, Chicago Branch, Reference: Jacor, Attention: Letter of Credit Department, or to such other account as Banque Paribas may from time to time designate in writing to the Company (the "Payment Account").

          (b) All payments by the Company hereunder shall be made to the Bank not later than 1:00 p.m., New York City time, to its Payment Account. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.

          (c) Except as may be otherwise provided, interest and fees payable hereunder shall be calculated on the basis of a year of 360 days based on the actual number of days elapsed.

          (d) Whenever a payment is due to the Bank under this Agreement, the Company shall be deemed to have made such payment at the time such payment is actually received by the Bank.

          (e) All overdue amounts under this Agreement, shall bear interest at the Bank Rate from the date such amount comes due until paid in full.

          2.11 L/C Providers. The parties hereby agree that the Bank and each of the Participants are L/C Providers at such term is used in the Credit Agreement and the other Documents. In addition, the parties hereby acknowledges that the Bank shall be entitled to act as Agent for the L/C Providers under all of the Documents including the Collateral Documents as contemplated therein.

          Section 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          In order to induce the Bank to enter into this Agreement and issue the Letter of Credit, the Company represents and warrants as of the Date of Issuance, with respect to itself, this Agreement and certain matters as follows:

          (a) Power and Authority. The Company has and had full power, right and authority to enter into and deliver this Agreement and any and all of the Documents required to be executed, adopted or delivered pursuant to or in connection herewith or therewith and to perform each and all of the matters and things herein and therein provided for.

          (b) The execution and delivery by the Company of the Documents to which it is a party, and the performance of its obligations thereunder, have been duly authorized by necessary corporate proceedings, and the Documents to which it is a party constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

          (c) Approvals. The Company has taken all requisite action to authorize or approve, as appropriate, the execution or adoption, issuance and delivery of, and the performance of its obligations under, this Agreement and any and all of the Documents required to be executed, adopted or delivered pursuant to or in connection herewith or therewith.

          (d) Contravention. The execution or adoption, delivery and performance by the Company of its obligations under this Agreement and any and all of the Documents required to be executed in connection herewith or therewith, were and are within the powers of the Company and will not violate any provision of any applicable law, regulation, decree or governmental authorization, and will not violate or cause a default under any provision of any contract, agreement, mortgage, indenture or other undertaking to which it is a party or which is binding upon it or any of its property or assets, and will not result in the imposition or creation of any lien, charge, or encumbrance upon or invalidate or adversely impact in any way the Collateral all as provided in the Credit Agreement pursuant to the provisions of any such contract, agreement, mortgage, indenture or undertaking.

          (e) Compliance; No Breach. The Company is in compliance with the terms and conditions of this Agreement and the other Documents and no breach of the terms hereof has occurred and is continuing, and no event, act or omission has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute a breach of the terms hereof or thereof.

          (f) Disclosure. Neither this Agreement nor any other Document, certificate or statement (including the unaudited financial statements of the Company and the projections of revenues and receipts and cash flows of the Company) furnished to the Bank by or on behalf of the Company in connection with the transactions contemplated hereby or thereby contains any untrue statement of any material fact or omits to state any material fact necessary so as to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

          (g) Consents. The Company hereby represents that it has obtained all approvals and consents under the Credit Agreement required for the execution, delivery and performance of the Documents.

          (h)  Incorporation of Representations and Warranties by Reference.
The Company hereby makes to the Bank and each Participant the same representations and warranties made by the Company in the Credit Agreement and the other Documents (other than those representations and warranties which speak as of a date different than the Date of Issuance, which the Company hereby represents and warrants are true and correct as of the date such representations speak), which representations and warranties, as well as the related defined terms contained therein, are hereby incorporated by reference for the benefit of the Bank and each Participant with the same effect as if each and every such representation and warranty and defined term were set forth herein in its entirety. No amendment to such representations and warranties or defined terms or termination of the Credit Agreement shall be effective to amend such representations and warranties and defined terms as incorporated by reference herein or terminate the same, as the case may be, without the prior written consent of the Bank.

          Section 4.  CONDITIONS PRECEDENT TO ISSUANCE OF THE LETTER OF CREDIT

          4.1 Date of Issuance. The obligation of the Bank to issue the Letter of Credit shall be subject to the fulfillment of the following conditions precedent on or before the Date of Issuance, in a manner satisfactory to the Bank and its counsel:

               (a) The Bank shall have received an opinion from counsel to the Company dated the Date of Issuance in form satisfactory to the Bank and its counsel.

               (b) The Bank shall have received an executed original or copy of each of the Documents and certified copies of all other documents and certificates delivered in connection therewith;

               (c) The Bank shall have received (i) a certificate of the Company dated the Date of Issuance certifying the names and true signatures of the officers of the Company authorized to execute, on behalf of the Company, this Agreement, and (ii) a certified copy of the resolutions of the Company authorizing the execution and delivery of this Agreement;

               (d) (i) The representations and warranties set forth in Section 3 of this Agreement, the Credit Agreement and in the Collateral Documents shall be true and correct in all material respects as of the Date of Issuance other than those representations and warranties which speak as of a different date (which shall be true and correct as of such different date); (ii) no material adverse change shall have occurred in the condition (financial or otherwise) of the Company between the date of the Company's most recent audited financial statements and the Date of Issuance, and on or prior to the Date of Issuance, no transactions or obligations having a material adverse effect on the financial condition or operations of the Company shall have been entered into by the Company subsequent to the date of the Company's most recent audited financial statements; (iii) on the Date of Issuance no Event of Default, and no event, act or omission which with notice, lapse of time or both would constitute an Event of Default, shall have occurred and be continuing; and (iv) the Company shall have delivered to the Bank a certificate, to the effect of the immediately preceding clauses (i) through (iii), which certificate shall be dated the Date of Issuance;

               (e) All other legal matters pertaining to the execution and delivery of this Agreement shall be reasonably satisfactory to the Bank and its counsel;

               (f) The Company shall have made payment of all Letter of Credit Fees due on the Date of Issuance under Section 2.3(a) and 7.6; and

               (g) The Bank shall have received such other documents, certificates, opinions, approvals and filings with respect to this Agreement as the Bank may reasonably request.

          Section 5.  COVENANTS OF THE COMPANY

          So long as the Letter of Credit is outstanding and until all Reimbursement Obligations shall have been paid in full, the Company shall do the following:

          5.1  Affirmative Covenants.

          (a) Compliance with Documents. The Company agrees that it will perform and comply with each and every covenant and agreement required to be performed or observed by it in the Credit Agreement and the other Documents, which provisions, as well as related defined terms contained therein, are hereby incorporated by reference herein with the same effect as if each and every such provision were set forth herein in its entirety all of which shall be deemed to be made for the benefit of the Bank and each Participant and shall be enforceable against the Company. To the extent that any such incorporated provision permits any party thereto to waive compliance with such provision or requires that a document, opinion or other instrument or any event or condition be acceptable or satisfactory to any party thereto, for purposes of this Agreement such provision shall not be complied with only if it is specifically waived by the Bank in writing and such document, opinion or other instrument and such event or condition shall be acceptable or satisfactory only if it is acceptable or satisfactory to the Bank which shall only be evidenced by the Bank's written approval of the same. No termination or amendment to such covenants and agreements or defined terms or release of the Company with respect thereto made pursuant to the Credit Agreement and the other Documents shall be effective to terminate or amend such covenants and agreements and defined terms or release of the Company with respect thereto as incorporated by reference herein without the prior written consent of the Bank. Notwithstanding any termination or expiration of any such Document, the Company shall continue to observe the covenants therein contained for the benefit of the Bank and the Participants until the termination of this Agreement. All such incorporated covenants shall be in addition to the express covenants contained herein and shall not be limited by the express covenants contained herein nor shall such incorporated covenants be a limitation on the express covenants contained herein.

          (b) Further Assurances. From time to time hereafter, the Company will execute and deliver such additional instruments, certificates or documents, and will take all such actions as the Bank and the Participants may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement for the purpose of more fully perfecting or renewing the Bank and the Participants' rights with respect to the rights, properties or assets subject to such documents (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Company which may be deemed to be a part thereof) pursuant hereto or thereto. Upon the exercise by the Bank or any Participant of any power, right, privilege or remedy pursuant to this Agreement which requires any consent, approval, registration, qualification or authorization of any governmental authority or instrumentality, the Company will, to the extent permitted by law, execute and deliver all necessary applications, certifications, instruments and other documents and papers that the Bank or any of the Participants may be required to obtain for such governmental consent, approval, registration, qualification or authorization.

          Section 6.  EVENTS OF DEFAULT

          If any of the following Events of Default shall occur and be continuing:

          (a) The Company shall fail to pay, or cause to be paid, when due any Reimbursement Obligation; or

          (b) A "default" shall occur and be continuing under the Credit Agreement or any of the other Documents (regardless of whether or not such agreement shall have been terminated and regardless of whether or not such default shall have been waived under any such agreement); or

          (c) The Company shall default in the performance of any other covenant or agreement contained in this Agreement and such default shall continue for 7 days after written notice of such default shall have been given to the Company by the Bank; or

          (d) Any representation or warranty on the part of the Company contained or incorporated in this Agreement, shall at any time prove to have been incorrect in any material respect when made or when effective or when reaffirmed, as the case may be; or

          (e) Any provision of this Agreement or any other Document shall at any time for any reason cease to be valid and binding on the Company or shall be declared to be null and void by any court or governmental authority or agency having jurisdiction over the Company, or the validity or the enforceability thereof shall be contested by the Company, in a judicial or administrative proceeding;

then, and in any such event, the Bank may (but shall not be obligated to), at the same or different times, so long as such Event of Default shall not have been remedied to the sole satisfaction of the Bank, (i) demand that all amounts outstanding hereunder be paid in full immediately or (ii) proceed to enforce all remedies available under the Credit Agreement and the other Documents and under applicable law and in equity, including but not limited to the right to seek mandamus or (iii) notify the Escrow Agent of the occurrence of an Event of Default hereunder and that the Letter of Credit will expire in accordance with its terms.

          Section 7.  MISCELLANEOUS

          7.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by the parties hereto shall in any event be effective unless the same shall be in writing and signed by such parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The obligation of the Bank under the Letter of Credit shall not be released or terminated, except as specified herein.

          7.2 Addresses for Notices. Any notice required or permitted to be given under or in connection with this Agreement shall be in writing and shall be mailed by first-class mail, registered or certified, return receipt requested, or express mail, postage prepaid, or sent by telex, telegram, telecopy or other similar form of rapid transmission confirmed by mailing (by first-class mail, registered or certified, return receipt requested, or express mail, postage prepaid) written confirmation at substantially the same time as such rapid transmission, or personally delivered to an officer of the receiving party. All such communications shall be mailed, sent or delivered to the address or numbers set forth below, or as to each party at such other address or numbers as shall be designated by such party in a written notice to the other party.

                       (i)  If to the Company:
                            1300 PNC Center
                            207 East Fifth Street
                            Cincinnati, Ohio 45202
                            Attn.: R. Christopher Weber
                            Telephone: (513) 621-1300
                            Telecopy: (513) 621-6087

with copies to:

                            Sheli Z. Rosenberg,
                            Rosenberg & Liebentritt,
                            2 North Riverside Plaza,
                            Suite 600,
                            Chicago, Illinois 60606.

                      (ii)  If to Banque Paribas:
                            227 W. Monroe Street
                            Suite 3300
                            Chicago, IL 60606
                            Attn.: Steve Heinen
                            Telephone: (312) 853-6036
                            Telecopy: (312) 853-6020

          7.3 No Waiver; Remedies. No failure on the part of any party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other further exercise thereof or the exercise of any other right. The rights herein provided are cumulative and not exclusive of any rights provided by law.

          7.4 Indemnification. The Company hereby agrees to indemnify and hold harmless the Bank and the Participants from and against (i) any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Bank or any Participant may incur (or which may be claimed against the Bank or any Participant by any Person or entity whatsoever) by reason of or in connection with the execution and delivery of this Agreement and the Letter of Credit; provided, however, that the

Company shall not be required to indemnify the Bank or any Participant for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (a) the willful misconduct or gross negligence of the Bank or any Participant in determining whether a sight draft or certificate presented under the Letter of Credit complied with the terms of the Letter of Credit or (b) the Bank or Participants' willful failure or gross negligence in failing to pay under the Letter of Credit after the presentation to them by the Escrow Agent (or a successor escrow agent under the Escrow Agreement to whom the Letter of Credit has been transferred in accordance with its terms) of a sight draft and certificate strictly complying with the terms and conditions of the Letter of Credit; and (ii) any and all fees and expenses, including taxes and recording costs or charges, if any, payable or incurred by the Bank or any Participant in connection with the performance, administration and enforcement of this Agreement and any amendments, modifications, supplements, consents and waivers with respect hereto, including without limitation the fees and expenses of counsel to the Bank and each Participant, and agrees to save the Bank and each Participant harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such fees, expenses, taxes, costs and charges, if any, provided that the Bank and each Participant agrees promptly to notify the Company of any such fees, expenses and taxes, if any. Nothing in this Section 7.4 is intended to limit any other obligations of the Company contained in this Agreement. The provisions of this Section 7.4 shall survive the termination of this Agreement.

          The Bank and each Participant shall, promptly after the receipt of notice of the commencement of any action against the Bank or such Participant in respect of which indemnification may be sought against the Company, notify the Company in writing of the commencement thereof. In case any such action shall be brought against the Bank or such Participant, the Bank shall notify the Company of the commencement thereof, the Company may, or if so requested by the Bank or such Participant shall, participate therein or assume the defense thereof, with counsel reasonably satisfactory to the Bank or such Participant, and after notice from the Company to the Bank or such Participant of an election to so assume the defense thereof, the Company will not be liable to the

Bank or such Participant under this paragraph for any legal or other expenses subsequently incurred by the Bank or such Participant in connection with the defense thereof; provided, however, that unless and until the Company assumes the defense of any such action at the request of the Bank or such Participant, the Company shall have the right to participate at its own expense in the defense of any such action. If the Company shall not have employed counsel to have charge of the defense of any such action or if the Bank or such Participant shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to the Company (in which case the Company shall not have the right to direct the defense of such action on behalf of the Bank or such Participant), legal and other expenses incurred by the Bank or such Participant shall be borne by the Company. The Company shall not be liable for any settlement of any such action effected without the consent of the Company but if settled with the consent of the Company or if there is a final judgment for the plaintiff in any such action, the Company will reimburse and hold harmless the Bank or such Participant from and against any loss or liability by reason of such settlement or judgment insofar as such settlement or judgment shall relate to any liability with respect of which indemnity may be sought hereunder.

          7.5 Successors and Assigns. This Agreement shall (a) be binding upon the Company and its assigns, and (b) inure to the benefit of and be enforceable by the Bank and its successors; provided that the Company may not assign all or any part of this Agreement without the prior written consent of the Bank. The Bank shall at all times, have the right to sell, at a price or prices which such selling Bank in its sole discretion shall determine, all or any portion of its interest in the Letter of Credit.

          7.6 Fees and Expenses. The Company shall pay at closing any and all reasonable out-of-pocket fees, expenses and documentary stamp, intangible and other similar taxes, if any, of the Bank and each Participant (including reasonable fees, office charges and expenses of counsel to the Bank and each Participant) payable in connection with the preparation, execution and delivery of this Agreement.

          7.7 Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

          7.8 Right of Set-Off. Upon the occurrence and during the continuance of any failure by the Company to make payment to the Bank or any Participant of any Reimbursement Obligation due hereunder, the Bank or any such Participant is hereby authorized at any time and from time to time, without notice to the Company (any such notice being expressly waived by the Company) and to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank or any such Participant to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement, irrespective of whether or not the Bank or such Participant shall have made any demand hereunder or thereunder and although such obligations may be unmatured.

          7.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois.

          7.10 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          7.11 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, taken together, shall constitute but one and the same Agreement.

          7.12 Termination. Subject to Section 7.4 hereof, this Agreement shall remain in full force and effect until all payment obligations of the Company hereunder have been paid in full.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.


                              JACOR COMMUNICATIONS, INC.


                              By /s/ Randy Michaels
                                -------------------------
                              Name: Randy Michaels
                              Title: President

                              By /s/ Jon M. Berry
                                -------------------------
                              Name: Jon M. Berry
                              Title: S.V.P. and Treasurer


                              BANQUE PARIBAS


                              By /s/ Steven M. Heinen
                                -------------------------
                              Name: Steven M. Heinen
                              Title: Vice President

                              By /s/ Mark A. Radzik
                                -------------------------
                              Name: Mark A. Radzik
                              Title: Vice President

                                              EXHIBIT A Form of Letter of Credit


                          IRREVOCABLE LETTER OF CREDIT

                         BANQUE PARIBAS, CHICAGO BRANCH


                                  No. 21388/96


                                 March 13, 1996

PNC Bank, Ohio, N.A.
  as Escrow Agent and beneficiary
  under the Escrow Agreement dated
  March 13, 1996 among the Escrow
  Agent, Jacor Communications, Inc.
  and Citicasters Inc.

201 East Fifth Street
Corporate Trust Department
Third Floor
Cincinnati, OH 45202


Ladies and Gentlemen:

          At the request and on the instructions of our customer, Jacor Communications, Inc. (the "Company"), Banque Paribas, acting through its Chicago Branch (the "Bank") hereby establishes (subject to the limitations as hereinafter set forth) in your favor, as Escrow Agent under the Escrow Agreement referred to above (the "Escrow Agreement"), our irrevocable letter of credit No. 21388/96 (the "Letter of Credit"), in the amount of U.S. $75,000,000 (the "Letter of Credit Amount"), effective immediately and expiring at the close of business at the Chicago office of the Bank on June 3, 1997 (the "Stated Termination Date") unless earlier terminated as set forth herein.

          We hereby irrevocably authorize you to draw on us by presentation, in accordance with the terms and conditions hereunder set forth, of this original Letter of Credit together with your single demand for payment in the form of Annex A hereto (the "demand for payment") on your letterhead with all blanks appropriately filled in and alternatives designated and signed by your duly authorized officer, an aggregate amount not to exceed the Letter of Credit Amount. Your right to draw funds hereunder shall terminate on the earlier of (i) the Stated Termination Date or (ii) seven business days after your receipt of written notice from us of the occurrence of an Event of Default under the Letter of Credit and Reimbursement Agreement, dated as of March 13, 1996, between the Company and us or (iii) our honoring of the single demand for payment, such earliest date being the "Expiration Date".

          Subject to the foregoing and further provisions of this Letter of Credit, funds under this Letter of Credit are available to you against your presentation of this original Letter of Credit together with your demand for payment which shall be made by hand delivery at the Chicago office of the Bank located at 227 West Monroe Street, Suite 3300, Chicago, Illinois 60606, Attn:
Letter of Credit Department, or at such other place which may be designated by the Bank by written notice delivered to you.

          We hereby engage with you that to the extent of our liability as provided herein, the single demand for payment made under and in compliance with the terms of this Letter of Credit will be duly honored by us upon delivery of this original Letter of Credit together with your demand for payment as specified at the Bank's office not later than the Expiration Date. If such demand for payment is made hereunder at or prior to 12:00 noon, Chicago time, on a business day, and provided that such demand for payment and the documents presented in connection therewith conform to the terms and conditions hereof, payment shall be made of the amount specified in immediately available funds, no later than 1:00 p.m., Chicago time, on the next succeeding business day. If such demand for payment is received after 12:00 noon Chicago time, such demand for payment shall be deemed to have been received at the opening of business at the Chicago office of the Bank on the next succeeding business day. If a demand for payment made by you hereunder does not, in any instance, conform to the terms and conditions of this Letter of Credit, we shall give you prompt notice that the demand for payment was not effect-ed in accordance with the terms and conditions of this Letter of Credit, stating the reasons therefor and that we will upon your instructions hold any documents at your disposal or return the same to you. Upon being notified that the demand for payment was not effected in conformity with this Letter of Credit, you may attempt to correct any such nonconforming demand for payment to the extent that you are entitled to do so; provided, however, that so long as such nonconforming demand for payment was presented at the Bank's Chicago office not later than the Expiration Date, you shall have up to two (2) business days after the Expiration Date to correct such nonconforming demand for payment.

          Payment under this Letter of Credit shall be made by us by wire transfer of immediately available funds, to PNC Bank, Ohio, N.A., A.B.A. No. 042-000-398, Acct. No. 105-1395, Ref: Jacor Communications, Attn: Jack Hannah, Corporate Trust Department, Telephone: (513) 651-8385, Facsimile: (513) 651-7901. Such account may be changed only by presentation to the Bank of a letter specifying a different account with the Escrow Agent and executed by the Escrow Agent. As used in this Letter of Credit "business day" shall mean any day on which banks generally located in Chicago, Illinois and in the jurisdiction in which the principal office of the Escrow Agent is located are not required or authorized by law to remain closed.

          Only the Escrow Agent may make a demand for payment under this Letter of Credit. Upon payment as provided herein of the amount specified in the demand for payment, we shall be fully discharged of our obligation under this Letter of Credit and this Letter of Credit shall be retained by us for cancellation.

          The demand for payment hereunder shall not exceed the Letter of Credit Amount.

          This Letter of Credit shall be governed by and shall be deemed a contract under and shall be construed in accordance with the laws of the State of Illinois, including, without limitation, Article 5 of the Uniform Commercial Code as in effect in the State of Illinois. Unless otherwise specified herein, communications with respect to this Letter of Credit shall be in writing on your letterhead and shall be directed to the Bank at 227

West Monroe Street, Suite 3300, Chicago, Illinois 60606, Attn: Letter of Credit Department, specifically referring thereon to this Letter of Credit by number.

          You may transfer your rights under this Letter of Credit in their entirety (but not in part) to any transferee who has succeeded to you as Escrow Agent under the Escrow Agreement and such transferred rights may be successively transferred. Transfer of your rights under this Letter of Credit to any such transferee shall be effected upon the presentation to the Bank of this Letter of Credit accompanied by a transfer letter in the form attached hereto as Annex B. Upon such transfer, at the option of the Bank, this Letter of Credit shall be returned and amended to reflect the new transferee.

          This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein (including, without limitation, the Escrow Agreement), except only the certificates and letters referred to herein; and no such reference shall be deemed to incorporate herein by reference any document, instrument or agreement.

                         Very truly yours,


                         BANQUE PARIBAS, CHICAGO BRANCH


                         By:_____________________________
                         Name:
                         Title:

                         By:_____________________________
                         Name:
                         Title:

                                   ANNEX A TO

                          IRREVOCABLE LETTER OF CREDIT

                                 BANQUE PARIBAS
                                  NO. 21388/96



                          [LETTERHEAD OF ESCROW AGENT]



                                     [DATE]


Banque Paribas, Chicago Branch
227 West Monroe Street
Suite 3300
Chicago, Illinois  60606

Attention:  Letter of Credit Department

          Re:  Certificate and Demand for Payment
               ----------------------------------


Ladies Gentlemen:

          PNC Bank, Ohio, N.A. (the "Escrow Agent") hereby certifies to Banque Paribas, Chicago Branch, with reference to the Irrevocable Letter of Credit No. 21388/96 issued by the Bank, dated March 13, 1996 (the "Letter of Credit"; unless otherwise specified, capitalized terms contained herein are used as defined or otherwise referenced in the Letter of Credit), that:

          1. The Escrow Agent is the Escrow Agent or a successor escrow agent under the Escrow Agreement.

          2. The Escrow Agent is making a drawing under the Letter of Credit in the amount of $75,000,000.

                [Select one of the two alternate paragraph 3's]

          3. [The Escrow Agent has received written notice from Citicasters Inc. that an Escrow-Surrender Event, as defined in the Escrow Agreement has occurred (a copy of which notice is attached hereto) and the drawing hereunder is required to be made pursuant to Section 4 of the Escrow Agreement.]

                               [or alternatively]

          [The Letter of Credit will expire or terminate pursuant to its terms on _________ and the drawing hereunder is required to be made pursuant to
Section 2 of the Escrow Agreement.]

          4. The amount hereby demanded does not exceed the Letter of Credit Amount.

          5. Upon honoring of the demand for payment made hereby, the Letter of Credit shall automatically terminate and no further amounts may be drawn thereunder.

          6. The proceeds of the drawing hereunder shall be applied by the Escrow Agent in accordance with the Escrow Agreement.

          7. In connection with honoring this drawing, the Bank shall retain the original Letter of Credit presented with this demand for payment for cancellation.

          IN WITNESS WHEREOF, the Escrow Agent has executed and delivered this Certificate by its duly authorized officer on the ___ day of __________, 19__.


                     PNC Bank, Ohio, N.A.,
                      as Escrow Agent



                     By____________________________

                                   ANNEX B TO

                          IRREVOCABLE LETTER OF CREDIT

                                 BANQUE PARIBAS
                                  NO. 21388/96



                          [LETTERHEAD OF ESCROW AGENT]


                                     [DATE]



Banque Paribas, Chicago Branch
227 West Monroe Street
Suite 3300
Chicago, Illinois  60606

Attention:  Letter of Credit Department

          Re:  Transfer of Irrevocable Letter of Credit
               No. 21388/96 dated March 13, 1996
               ---------------------------------


Ladies and Gentlemen:

          For value received, the undersigned beneficiary hereby irrevocably transfers to:

                         -----------------------------
                              (Name of Transferee)


                         -----------------------------
                                   (Address)

as successor Escrow Agent under the Escrow Agreement (as defined in the above-referenced Letter of Credit) all rights of the undersigned beneficiary to draw under the above-referenced Letter of Credit in its entirety.

          By this transfer, all rights of the undersigned beneficiary in such Letter of Credit are transferred to the transferee and the transferee shall have the sole rights as beneficiary thereof, including sole rights relating to any amendments, whether increases or extensions, or other amendments and whether now existing or hereafter made. All amendments are to be advised directly to the transferee without necessity of any consent of or notice to the undersigned beneficiary.

          The original Letter of Credit (and any amendments thereto) is returned herewith, and we ask you to endorse the transfer on the reference thereof, and forward it directly to the transferee with your customary notice of transfer.

                         Very truly yours,

                     _________________________,
                      as Escrow Agent



                     By______________________________